Exhibit 10.1

June 14, 2019

James M. Sullivan

23 Brighton Way, Unit 400

St. Louis, MO 63105

Dear Jim,

On behalf of Sealed Air Corporation (the “Company,” “we” or “us”), I am pleased to confirm with you the terms of our offer of employment.

1.

Start Date, Position and Duties. Your start date will be on June 24, 2019. You will have the title of Chief Financial Officer of the Company. In that position, you will report to the Chief Executive Officer of the Company and will perform such services for the Company and its subsidiaries as are customarily associated with such position and as may reasonably be assigned to you by the Chief Executive Officer.

The location of your position will be at the Company’s headquarters in Charlotte, NC. The Company does not expect you to relocate from your current home in St. Louis, MO. The Company will not separately reimburse you for travel or lodging expenses associated with any commuting to Charlotte from St. Louis, with the exception of a reasonable transition period to establish local housing, etc. not to exceed 30 days.

During your employment, you (i) will devote substantially all your working time and attention to the business and affairs of the Company (excluding any vacation and sick leave to which you are entitled), render such services to the best of your ability, and use your reasonable best efforts to promote the interests of the Company, (ii) will not engage in any other employment, consulting or other business activity that would create a conflict of interest with your services to the Company, (iii) will not assist any person or entity in competing with the Company or in preparing to compete with the Company and (iv) will comply with the Company’s policies and rules, as they may be in effect from time to time and provided to you. Notwithstanding the foregoing, you will be entitled to (A) serve on the boards of organizations (both for profit or non-profit), subject to the Board’s prior consent, not to be unreasonably withheld or delayed, (B) serve on civic or charitable boards or committees, (C) deliver lectures or fulfill speaking engagements, and (D) manage personal investments, so long as, in each such case, such activities do not (x) significantly interfere with the performance of your responsibilities as an employee of the Company, or (y) create a conflict of interest with your services to the Company.

2.

Term. The initial term of your employment will commence on June 24, 2019 through December 31, 2020, which may be extended by agreement in writing by you and the Company (such initial term and together with any extension thereof, the “Term”).

The Term of your employment may be ended earlier as follows: (i) the Term will end automatically upon your death or “Disability” (as defined in Exhibit A to this letter); (ii) the Term will end upon your voluntary termination of employment without “Good Reason” (as defined in Exhibit A to this letter) provided that you give the Company at least 30 days prior written notice; (iii) the Term will end upon your voluntary termination of employment with Good Reason, subject to the notice and cure requirements included in the definition of Good Reason in Exhibit A to this letter; (iv) the Term will end immediately upon the Company’s termination of your employment for “Cause” (as defined in Exhibit A to this letter); (v) the Term will end upon the Company’s termination of your employment without Cause provided that the Company gives you at least 30 days prior written notice; and (vi) the Term will end upon mutual agreement in writing by you and the Company.

3.

Sign-On Bonus and Initial Equity Award. You will receive the following awards effective on your start date. Should you voluntarily resign your position prior to December 31, 2020 without good reason or mutual agreement, the prorated value of these awards would be due to the Company within 30 days of your termination date.

•	You will receive a sign-on bonus in the gross amount of $500,000, payable in a single cash payment (after required tax withholdings) on the first regular payroll date following your start date.

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You will receive an award of restricted stock units (“RSUs”) granted under the Company’s 2014 Omnibus Incentive Plan (or any successor plan) (the “Stock Plan”) with a grant date value of $500,000. This award has been approved by the Organization and Compensation Committee of the Board (the “Organization & Compensation Committee”) and will be granted to you on the start date, subject to your accepting this offer and commencing employment. The number of RSUs will be determined by dividing the dollar amount by the closing price of the Company’s common stock on the grant date, rounded up to the next whole RSU. The RSUs will vest on December 31, 2020 if you remain continuously employed with the Company through the vesting date, subject to earlier vesting in case of your death or disability or your involuntary termination following a change in control of the Company in accordance with the Company’s standard form of RSU award agreement. In addition, the award will be subject to the special vesting provisions for equity awards set forth in Section 5 below. The award will be evidenced by a formal award agreement reflecting these terms, which will be the governing document for the award.

4.	Ongoing Compensation and Benefits. We will provide you with the following compensation and benefits during your employment:

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Base Salary: You will receive base salary at the annual rate of $650,000, payable in accordance with the Company’s regular payroll practices. At least annually, the Organization & Compensation Committee will consider whether, in its discretion, to increase, but not decrease, your rate of base salary, based on market trends, internal considerations, performance or such other factors as the Organization & Compensation Committee may determine.

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Annual Bonus. Each year you will be eligible for an annual bonus in a target amount equal to 75% of your base salary and a maximum amount of 150% of your target. Your 2019 bonus opportunity will be pro rated, based on your actual base salary from the Company for services in 2019. Your actual bonus amount will be determined by the Organization & Compensation Committee based on the achievement of corporate performance goals and its review of your performance in accordance with the Company’s annual bonus program for senior executives as in effect from time to time.

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Long-Term Incentives. You will receive long-term incentives in accordance with the Company’s long-term incentive program for senior executives as in effect from time to time as determined by the Organization & Compensation Committee in its discretion, taking into account factors such as market practice, cost, performance and such other factors as determined appropriate by the Organization & Compensation Committee. The awards will have a target grant date value of 175% of your base salary, or such greater percentage as the Organization & Compensation Committee may determine. Consistent with recent practice, we expect to grant such awards in a mix of time-vesting and performance-vesting RSUs under the Stock Plan, consistent with the terms of awards for other senior executives as determined by the Organization & Compensation Committee each year.

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Benefits. During the Term, you will be entitled to participate in all retirement, health and welfare, vacation and other benefit plans and arrangements generally available to other senior executives of the Company in accordance with the terms and provisions of such plans, except as otherwise provided by Section 5 below.

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Business Expenses. We will reimburse you for reasonable and necessary travel and accommodation costs, entertainment and other business expenses incurred as a necessary part of discharging your duties hereunder, subject to our standard expense reimbursement policies.

5.

Special Equity Vesting Terms. The provisions of this Section 5 are in lieu of any severance benefits otherwise provided under the Sealed Air Corporation Executive Severance Plan or any other severance or change in control program generally available to senior executives, and you shall not participate in any such plans or programs.

Upon the completion of the Term (other than due to your voluntary termination without “Good Reason” or the Company’s termination for “Cause” (as those terms are defined on Exhibit A to this letter)), any then outstanding equity awards shall become fully (100%) vested, provided that for any performance-vesting awards, the vesting level will be based upon an assumed achievement of all relevant performance goals at the “target” level. The Company may condition any such vesting on your executing and not revoking a waiver of claims in favor of the Company, in a customary form prescribed by the Company, within a specified period (not to exceed 60 days) following such termination of your employment. The provisions of this Section 5 will apply only to the extent more favorable to you than under the applicable award agreements.

6.

Covenants. You will enter into the standard Company agreement regarding protection of confidential information, ownership of trade secrets and inventions, and post-employment covenants attached hereto as Exhibit B.

7.

Indemnification. The Company will indemnify you and hold you harmless to the fullest extent permitted by law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees), losses, and damages resulting from your good faith performance of your duties and obligations with the Company (but exclusive of any claims made by you or on your behalf). The Company will cover you under directors’ and officers’ liability insurance both during and, while potential liability exists, after employment in the same amount and to the same extent as the Company covers its other officers and directors. These obligations will survive the termination of your employment with the Company.

8.	Miscellaneous.

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No Conflicts. By signing this letter, you represent to the Company that your acceptance of this offer and agreement to accept employment with the Company under these terms will not conflict with, violate or constitute a breach of any employment or other agreement to which you are a party and that you are not required to obtain the consent of any person, firm, corporation or other entity in order to accept this offer of employment.

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Successors and Assigns. This letter shall inure to the benefit of and be binding upon (i) the Company and its successors and assigns and (ii) you and your heirs and legal representatives, except that your duties and responsibilities under this letter that are of a personal nature and will not be assignable or delegable in whole or in part without our prior written consent.

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Entire Agreement. This letter sets forth the entire present agreement of the parties concerning the subjects covered herein. There are no promises, understandings, representations, or warranties of any kind concerning those subjects except as expressly set forth herein or therein. Any modification of this letter must be in writing and signed upon the express consent of all parties. Any attempt to modify this letter, orally, or in writing not executed by all parties, will be void.

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Enforceability. If any provision of this letter, or its application to anyone or under any circumstances, is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability will not affect any other provision or application of this letter which can be given effect without the invalid or unenforceable provision or application and will not invalidate or render unenforceable such provision or application in any other jurisdiction.

•	Governing Law. This letter shall be governed and interpreted in accordance with the laws of the State of North Carolina without regard to the State’s conflict of laws provision.

•	Waivers. No failure on the part of any party to enforce any provisions of this letter will act as a waiver of the right to enforce that provision.

•	Withholding. All payments of compensation to you by the Company shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

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Section 409A. This letter is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code’) or an exemption thereto, and, to the extent necessary in order to avoid the imposition of an additional tax on you under Section 409A of the Code, payments may only be made under this letter upon an event and in a manner permitted by Section 409A of the Code. Any payments or benefits that are provided upon a termination of employment shall, to the extent necessary in order to avoid the imposition of any additional tax on you under Section 409A of the Code, not be provided unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments that qualify for the “short term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. Notwithstanding anything in this letter to the contrary, if you are considered a “specified employee” (as defined in Section 409A of the Code), any amounts paid or provided under this letter due to your separation from service shall, to the extent necessary in order to avoid the imposition of an additional tax on you under Section 409A of the Code, be delayed for six months after your “separation from service” within the meaning of Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum within 10 calendar days after the end of the 6-month period. If you die during the 6-month postponement period prior to the payment of benefits, the amounts the payment of which is deferred on account of Section 409A of the Code shall be paid to the personal representative of your estate within 60 calendar days after the date of your death. For purposes of Section 409A of the Code, the right to a series of installment payments under this letter shall be treated as a right to a series of separate payments. In no event may you, directly or indirectly, designate the calendar year of a payment. All reimbursements and in kind benefits provided under this letter shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this letter, (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last calendar day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. The Company makes no representations that the payments and benefits provided under this letter comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of noncompliance with Section 409A of the Code.

You acknowledge that you have received and read copies of the Company’s Stock Ownership Guidelines for Executive Officers and Other Key Executives and its Policy on Recoupment of Incentive Compensation From Executives in the Event of Certain Restatements.

Jim, we are most enthusiastic about your joining the team. If these provisions are agreeable to you, please sign one copy of this letter and return it to me as soon possible.

Sincerely,

/s/ Edward L. Doheny II

Edward L. Doheny II
President and Chief Executive Officer

Agreed and Accepted on June 20, 2019

/s/ James M. Sullivan
James M. Sullivan

Exhibit A to Letter Agreement

Certain Defined Terms

For purposes of the letter agreement dated June 20, 2019 between Sealed Air Corporation and James M. Sullivan, the following terms have the following meanings:

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“Cause” means any of the following as determined by the Company: (i) an act of gross negligence or willful misconduct significantly injurious to the Company or any subsidiary, (ii) gross dereliction of duties after notice to you and failure to correct the deficiencies within a thirty (30) day period thereafter, or (iii) fraud in your capacity as an employee. No act, or failure to act, will be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon (A) authority given pursuant to a resolution duly adopted by the Board or (B) the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company.

•	“Disability” means your permanent and total disability as determined in each case by the Organization & Compensation Committee in its discretion, which determination shall be final.

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“Good Reason” means your termination of employment with the Company following the initial existence of one or more of the following conditions without your consent: (i) a material diminution in your base compensation, annual bonus opportunity or long-term incentive opportunity; (ii) a material diminution in your authority, duties, or responsibilities; or (iii) a material change in the geographic location at which you must perform the services; provided, however, that a relocation of less than 50 miles from your then present location will not be considered a material change in geographic location. For a termination of employment to constitute a termination for Good Reason, you must provide notice to the Company of the existence of the condition described above within 30 days of the initial existence of the condition, upon the notice of which the Company has 30 days to remedy the condition. If the condition is not remedied by the Company within 30 days of the notice, you must terminate your employment with the Company within 30 days after the Company’s failure to remedy the condition.

Exhibit B to Letter Agreement

Standard Company Agreement Regarding Protection Of Confidential Information, Ownership Of Trade Secrets And Inventions, and Post-Employment Covenants